Exhibit 10.1
Agreement for Services
Effective July 1, 2006
NMHG Oregon, LLC will pay Mr. Reginald R. Eklund the following fees for services provided as an independent contractor to NMHG Oregon, LLC or its affiliate NACCO Materials Handling Group, Inc.:

Daily travel pay	$1,500 per day

Daily consulting services	$3,000 per day
In addition, Mr. Eklund will be reimbursed for all related travel and entertainment expenses. Mr. Eklund agrees to provide receipts for these expenses to NMHG Oregon, LLC. This Agreement may be terminated by either party upon written notice.
The scope of this agreement is restricted to Mr. Eklund’s participation as an independent director of Sumitomo NACCO Materials Handling Co., Ltd.

/s/ Michael P. Brogan Michael P. Brogan President and Chief Executive Officer NMHG Oregon, LLC

/s/ Reginald R. Eklund Reginald R. Eklund